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The following is a transcript of the earnings conference call and subsequent question and answer session conducted on October 5, 2006 by Veritas DGC, Inc. that contains discussion of the proposed merger of Veritas DGC Inc. and Compagnie Générale de Géophysique:

VERITAS DGC, INC.

October 5, 2006

8:00 a.m. CDT

Host: Thierry Pilenko

Moderator:

Good morning. My name is Onieka, and I will be your conference operator today. At this time, I would like to welcome everyone to the Veritas DGC Fourth Quarter and Fiscal Year End Results 2006 conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. Thank you. I would now like to turn the call over to Thierry Pilenko, Chairman and Chief Executive Officer. Please go ahead, sir.

T. Pilenko:

Good morning, and thank you for joining us. I would like to welcome you to the Veritas Fiscal 2006 Fourth Quarter and Fiscal Year End conference call. I’m Thierry Pilenko, Chairman and CEO, and on the call we have Mark Baldwin, Executive Vice President and Chief Financial Officer, and Mindy Ingle, Investor Relations. Tim Wells, our President and Chief Operating Officer, is out of town today working on the CGG merger, and I will be covering the operations review for him.

The purpose of this call will be to provide you a brief financial summary of the fourth quarter and fiscal year, and then an operations review for each of our major service groups. In addition, I’ll spend a few minutes going over our recently announced merger with CGG and why we are so enthusiastic about this combination. After that, we will open up the call and do our best to answer your questions. Now I would like for Mindy to review or notice relating to forward-looking statements. Mindy.

M. Ingle:

The company cautions that statements in this conference call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements as to expectations, beliefs and future financial performance, such as statements regarding business prospects. All of these are based on current information and expectations that are subject to a number of risks, uncertainties and assumptions. These risks and uncertainties are fully described in the company’s report filed with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize or should the assumptions prove incorrect, actual results may vary in material respect from those currently anticipated.

Our investor notice: In connection with the proposed transaction, CGG and Veritas intend to file relevant materials with the Securities and Exchange Commission, the SEC, including the filing by CGG with the SEC of a Registration Statement on Form F-6 and a Registration Statement on Form F-4 (collectively called the "Registration Statements"), which will include a preliminary prospectus and related materials to register the CGG American Depositary Shares ("ADS"), as well as the CGG ordinary shares underlying such CGG ADSs, to be issued in exchange for shares of Veritas common stock, and Veritas and CGG plan to file with the SEC and mail to their respective stockholders a Proxy Statement and Prospectus relating to the proposed transaction. The Registration Statements and the Proxy Statement and Prospectus will contain important information about Veritas, CGG, the transaction and related matters. Investors and security holders are urged to read the Registration Statements and the Proxy Statement and Prospectus carefully when they are available. Investors and security holders will be able to obtain free copies of the Registration Statements and the Proxy Statement and Prospectus and other documents filed with the SEC by Veritas and CGG through the web site maintained by the SEC at www.SEC.gov. In addition, investors and security holders will be able to obtain free copies of the Registration Statements and the Proxy Statement and Prospectus when they become available from Veritas by contacting Investor Relations at +1 (832) 351-8821 and from CGG by contacting Investor Relations at invrel@gcc.com or by telephone at +33 1 64 47 38 31.

Veritas and its directors and executive officers also may be deemed to be participants in the solicitation of proxies from the stockholders of Veritas in connection with the transaction described herein. Information regarding the special interests of these directors and executive officers in the transaction described herein will be included in the Proxy Statement and Prospectus described above. Additional information regarding these directors and executive officers is also included in Veritas’ proxy statement for its 2005 Annual Meeting of Stockholders, which was filed with the SEC on or about October 28, 2005. This document is available free of charge at the SEC’s web site at www.SEC.gov or from Veritas by contacting Investor Relations at +1 (832) 351-8821.

CGG and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Veritas in connection with the transaction described herein. Information regarding the special interests of these directors and executive officers in the transaction described herein will be included in the Proxy Statement and Prospectus described above. Additional information regarding these directors and executive officers is also included in CGG’s Form 20-F filed with the SEC on May 9, 2006. This document is available free of charge at the SEC’s web site at www.SEC.gov and from CGG by contacting Investor Relations at +33 1 64 47 38 31.

Now I would like return the call over to Thierry for the highlights.

T. Pilenko:

Thank you, Mindy. I’m sure you’re happy to return the call to me. Thank you. I’m sure everyone has seen our press release from last night. In addition, we filed our Form 10-K with the SEC last night as well. So we had a good fourth quarter and finished a record fiscal year.

In Q4, our revenue increased $42 million, 31%, from last year. Operating income was up $14 million for the fourth quarter, up from the loss of $2 million in the prior year. Full-year revenue for 2006 fiscal year was a record hike of more than $22 million and up 30% from $634 million in the previous year. Operating income for the year was also a record at $133 million, which was up $69 million, an increase of over 100% from $60 million in fiscal ‘05.

Operating income as a percentage of revenue improved from 10% last year to 16% this year. Earnings per share were $2.08, and cash increased by $153 million for a balance of $402 million at fiscal year-end. Our backlog continues to remain high at $456 million and also, as we previously announced, in this quarter, we terminated our discussion involving the possible sale of our land acquisition business.

Now I would like to turn the call over to Mark for a more detailed financial review.

M. Baldwin:

Thanks, Thierry. Good morning, everyone. I’d like to go over the quarterly results first and then touch on the highlights of the full fiscal year. Turning to our income statement for the quarter, revenue grew by 31% year over year, driven by gains in both our multi-client and contract businesses. Operating income improved to $12 million from a loss of $2 million in the prior year fourth quarter, due to improved revenue, pricing and margins in both our multi-client and contract businesses. I wanted to point out that the incremental operating margin for the fourth quarter or the increase in operating income as a percentage of the increase in revenues was 34%, roughly the same as our full-year incremental operating margin of 36%.

Interest expense increased by about $1 million as a result of interest rate increases on our $125 million of debt. Interest income of $4.4 million increased about $2.2 million from a year ago, due to increased yields on our cash investments and higher average cash balances. During the quarter, we chose to repatriate $55 million from one of our subsidiaries to take advantage of a tax break that expired on July 31, 2006. Our tax provision includes a non-recurring item of approximately $2.5 million, or $0.06 per share, of tax related to this cash repatriation. Without this $2.5 million of tax, our effective tax rate for the quarter would have been approximately 38%.

Let me now highlight some areas for the full fiscal year. Revenues were an all-time record $822 million, up 30% from 2005. Operating income of $133 million was also a record and more than double last year. Our operating margins increased to 16% of revenue compared to 10% in 2005. Our multi-client revenue was up 44%, and contract revenue was up 21% with improvements in operating margins seen across all product lines.

Our effective tax rate for the year, not including the $2.5 million of tax associated with the repatriation of funds from our subsidiary that I mentioned earlier, was approximately 39% or slightly better than the 40% guidance we gave a year go. Diluted EPS was $2.08. This is up from the $1.31 in the prior year after adjusting last year’s EPS for the $36.9 million reversal of valuation allowance on certain deferred tax assets.

Turning to our revenue mix for the fourth quarter, our multi-client revenue continues to stay strong, driven by healthy increases on shore in both the U.S. and Canada. Our marine multi-client sales were also strong in the fourth quarter, everywhere but offshore West Africa, showing continued interest in the Gulf of Mexico based on the lease acreage turnover occurring in 2006 through 2008.

Marine contract revenue increased 48% from a year ago due to robust demand and a slightly higher proportion of our vessel capacity working on contract this year. Land contract increased $19 million from a year ago, primarily due to increases in both North America and Middle East areas.

In reviewing our revenue trends over the last 16 quarters, you can see that our fourth quarter followed its normal seasonal pattern and that the 31% growth for the quarter is consistent with our full-year revenue growth of 30%. Looking a little closer at our multi-client revenues for the quarter, you can see that current projects made up a greater proportion of revenue mix compared to most of the previous quarters, reflecting our commitment to and focus on data libraries.

A look at our balance sheet at July 31, 2006, shows that it is very strong with cash of $402 million and debt of $155 million. Additionally, you can see that our convertible debt is shown as current on our balance sheet. This is because our stock prices remained above the level that triggers the convertibility features of this debt. The assets include approximately $30.5 million of assets held for sale primarily related to the sale of the land acquisition business. The liabilities held for sale also relate to the sale of the land business.

Subsequent to July 31, 2006, these assets are no longer held for sale. We continue to have very strong operating cash flow with cash increasing $153 million during the year. This healthy cash flow will help fund our investments in land and marine acquisitions, processing and multi-client library data.

Looking forward, healthy market conditions combined with our current visibility generate a robust outlook for fiscal year 2007. Within the current market environment, we expect top-line growth to exceed 20% year over year and operating margins before any one-time deal costs to continue to improve in line with the trends we’ve seen in fiscal ‘06. As we mentioned in our third quarter conference call in June, we expect a substantial increase in our spending on multi-client surveys and capital spending. With close to $100 million in multi-client backlog and a number of new surveys planned, we currently expect our cash multi-client spending to be approximately $250 million to $300 million.

We have been the biggest investor in multi-client for the last three years and believe our commitment to multi-client will continue to provide strong growth and excellent returns on capital. We expect capital expenditures to be approximately $200 million to $240 million. The bulk of this increase in capital expenditures will be to upgrade and expand our marine fleet. As previously disclosed, we will be spending approximately $62 million on equipment to outfit a seventh vessel to our fleet, which we expect to take delivery on in the spring of 2007. I will point out that these multi-client and capital spending ranges will be refined once we are legally able to put together our combined plan with GCC.

Finally, we expect our effective tax rate for 2007 to be approximately 37%. Now I’d like to turn the call over to Thierry for the operational review.

T. Pilenko:

Thank you, Mark. During our fourth quarter, we operated an average of ten land crews, including two crews working on Veritas data libraries projects. But like in the previous years, our fourth quarter is a period of demobilization and the remobilization at the end of the winter season in Alaska and Canada as we deploy our equipment in the lower 48.

In North America, there were an average of 2 crews in Canada and 5 in the lower 48. In the African/Middle East region, we had one crew in Cameroon, one crew in Libya and one in Oman. Our backlog at the end of the quarter for land acquisition remains strong at $126 million.

The market for contract marine acquisition continues to be strong, as evidenced by our backlog, which stands at $166 million. Our 3D vessels were balanced between contract and data library work this year, similar to last year, with approximately 60% of their time spent on contract work. During the quarter, our 3D vessels spent approximately 51% of their time on contract work; but at the end of the quarter, in July, we had three vessels working on two data library projects. One project was in the North Sea, while the other was in the Gulf of Mexico. The remainder of our vessels were performing contract work in the North Sea and South China Sea.

In our Asia-Pacific region, we have upgraded our fleet by replacing the Searcher, which came off charter in June, 2006, with a new vessel under a long-term charter, the Veritas Voyager. The Voyager successfully completed the sea trials and ... inspections and began acquiring data in the Philippines in early August, 2006. We had a production gap of approximately two months between the decommissioning of the Searcher and the start of the Voyager.

In addition, we have successfully negotiated a long-term charter with Eidesvik for more capital vessels to replace the Seisquest when it comes off charter in May, 2007. The replacement vessel is a Viking class vessel that will be about 10 to 12 streamers and is expected to begin acquisition in early July, 2007.

We have seen our backlog increase significantly during fiscal 2006. Backlog for the company at the end of 2006 was $456 million compared to $202 million at the end of 2005. We expect to utilize a majority of the 2006 backlog in fiscal 2007 and we expect our backlog to remain strong. To summarize, I’m very pleased with our fiscal year 2006 performance, which exceeded our best expectations.

I’d like to recap the internal and external factors that supported such strong growth. In 2004, when the seismic market was still quite depressed, we envisioned that the industry was on the verge of an exploration renaissance that would be driven primarily by the growing need to replace reserves worldwide. In late 2004, E&P companies, international oil companies, national oil company and independents alike started to invest significantly in exploration after nearly 20 years of increased development spending and an anemic investment in exploration.

That trend has continued to accelerate in securing long-term exploration position in existing or new basin became increasingly competitive as all players had the financial resources and appetite to increase exploration activity. These trends, we believe, are fundamentally long term and based on long-term decisions. It’s interesting to note that despite the recent drop in natural gas prices, E&P companies continue to want access to new gas ... and acquiring seismic data in this area. That in part explains our data library success in the Canadian foothills as an example.

So in less than two years, we went from ... overcapacity to a worldwide shortage of seismic resources, particularly in marine. At the same time, because of ... geologic environment, our customers became more and more interested in innovation, quality and priority over efficiency and price. Seismic service providers’ challenge moved from productivity to differentiation.

During that period, at Veritas we made a conscious decision to invest steadily in building and improving our data libraries and to take leadership in our imaging business. These activities provided the best return on capital. We also targeted innovative acquisition techniques that would further enhance illumination of the ..., which has ... streamer survey, the first of its kind, we completed in the deepwater Gulf of Mexico. We also have rapidly implemented state-of-the-art acquisition technology that can provide differentiation and, in fact, are investing significantly in those new acquisition technologies this coming year, which has the new ... in marine or the DS2 multiple channels on land.

Looking forward, within the currently global economic environment, we foresee that these strong market conditions will continue to improve through 2007, into 2008 and possibly beyond. We are confident that the overall increase in demand will absorb additional capacity. As a result, we are moderately increasing our acquisition capacity and, to continue to meet the demands of the strong increase in exploration activity, we are significantly accelerating our investment in multi-client library and imaging. We expect continue strong margin growth, fueled by improved pricing and ... demand. In fact, our first quarter is off to a very good start along this growth trend.

It is in this very positive context that Veritas management and the Veritas Board of Directors made the decision to merge our company with CGG. I would like to give you an update on the ... and status of this project. The next few slides are extracted from the more comprehensive investors presentation, which is available on the CGG Web site.

As you know, on September 4th, Veritas and CGG signed a definite agreement whereby CGG would offer Veritas shareholders the equivalent of $37 in cash plus 1.14 CGG ADS per Veritas share. At the time of the announcement, this represented a 35% premium to Veritas’ previous 30-day average share price of $55.69. This agreement was anonymously approved by both CGG’s and Veritas’ board of directors. We are in the process of filing various documents with the regulatory and stock exchange authorities. On September 25th, we made our ... filing and expect that the Form F-4 will be filed with the SEC and the ... will be filed with the French AMF in the next two weeks. Other country filings are ongoing.

The proxy statement and prospectus will be sent to our respective shareholders upon the receipt of regulatory approvals. We currently expect to close in December 2006 or January 2007, subject to regulatory and shareholder approval.

This business combination represents a perfect fit between two technology leaders in the seismic sector with strong business, geographic and customer synergies. With a fleet of 20 vessels, 14 of them 3D, CGG/Veritas will be able to maximize global coverage, minimizing steaming and increasing fleet efficiency. The land crews operate in different geographical areas and we would operate between 20 to 25 crews in the combined entity. Both companies’ multi-client data libraries are very recent, well located and extremely complementary.

Finally, our respective leadership in imaging and processing will give us the opportunity to create the standout of the industry. The combination of CGG and Veritas will create a strong pure-play geophysical public company with the scale and the technology ... adapted to the robust market I described earlier. This concludes our presentation and we are now ready to answer your questions.

Moderator:	Your first question comes from Mike Urban.

M. Urban:

Thanks. Good morning. I think you gave a little bit of an indication of this, but was wondering if you could speak to the ... I’m not looking for a precise quantification, but more so the indications of interest in the client conversations you’re having going into the end of the calendar year with multi-client data purchases, which is typically obviously a good time a year for you. I guess maybe couch it kind of relative to what you’ve seen in the last year or in prior years.

T. Pilenko:

Thanks, Mike. I’ll take that question. The interest in multi-client data library continues to be small, both for existing data as well as new data programs. To give a little bit of flavor of where this interest seems to be the strongest, we continue to see definitely strong interest in land onshore, particularly in Canada. We see interest in the deepwater Gulf of Mexico, where there are new programs that are being put in place and in the Central Graben of the North Sea.

What we also see are new areas. In fact, we have started in August of this year, early August, a new program in Galveston, which is a very highly ... and is where we have interest from most of the superior majors on this program. So the interest in multi-client continues to be strong for existing data libraries as well as new programs.

M. Urban:	I don’t know if you’re able to say or if you’re able to gauge, even qualitatively, if that is consistent with what you’re seeing accelerating or declining.

T. Pilenko:

What I can say is that we are accelerating our investments in multi-client data libraries. If we were not that confident about the future, we wouldn’t be doing that. If you look at our results between fiscal 2005 and 2006, we have increased more than $100 million. It went from $245 million to $350 million of multi-client data library revenue. That’s both onshore and offshore, but performance onshore has been particularly great with more than 100% increase and we continue to see interest. Actually we have a portfolio of projects today for multi-client that extends well into 2007 and 2008, particularly in Galveston where we are particularly shooting for in the next five years. So we continue to see strong interest there.

M. Urban:

That’s helpful. Thanks. Then the other question was on the fourth quarter. I know you did say, within the multi-client business, there was a higher mix of current projects. But within the library sales, kind of the late sales, what did that mix look like, either geographically or kind of relative age of data, things like that?

T. Pilenko:

What we saw in the late phase is that the Gulf of Mexico and land data library and North Sea continued to be strong. Where we had a difference compared to last year in the same quarter is that West Africa is slow and has been slow for most of the year, mostly because of the uncertainty in Nigeria. But we believe that once these uncertainties are lifted after the elections that activity will start again in the deepwater of the Niger delta.

M. Urban:	Is the value of any of those surveys at risk for impairment based on slow sales this year?

T. Pilenko:	No, absolutely not.

M. Baldwin:	We do an impairment review every quarter, and none of them are at risk for an impairment at this time.

M. Urban:	Okay, great. That’s all for me. Thanks.

Moderator:	Your next question comes from Kurt Hallead.

K. Hallead:

Good morning. I want to just get a general sense from you first and foremost in terms of the quarter itself. I would assume that this has no impact on the pro forma financials for the combined entity on CGG and Veritas on a go-forward basis. I just wanted you to clarify that, if you can.

T. Pilenko:

I can clarify that. First of all, most of the discussion that we had with CGG happened during the month of August, well after we had closed our quarter. So obviously CGG had complete visibility of the past, but also we gave them our fiscal plan for 2007 and our calendar 2007 so that we could calendarize the pro forma of the company. Their decision to sign the definitive agreement with us was not based on the fourth quarter, but really on the strong performance that we had in 2006 and the continuous performance that we’ll continue to have in 2007. So it was a complete understanding of what the new entity would look like on both sides, by the way, because we also had access to their financials as a future shareholder of CGG/Veritas.

K. Hallead:	Great. And if I may, one follow-up. Could you just give us an update on general pricing trends for the marine contract and the land contract business, specifically in North America?

T. Pilenko:

Yes, I can certainly do that. Marine continues to increase worldwide. In our plan, actually we continue to see an improvement in marine margins. That’s driven by two things. First of all, there is a shortage of capacity at this point in time. Secondly, there are new projects, such as wide-azimuth projects, that are being shot, in particular in the deepwater Gulf of Mexico. As far as know, today there are three projects being shot or will be shot very soon. We started a new project actually August 1st, which is a long-term contract with one superior major on this type of technology. So we think that the margin in marine will continue to increase.

Now on land, I think the margin increase will depend very highly on the quality of the projects you would be targeting. There are some very good projects with high margin. You have to be in those. The demand in North America continues to grow. Actually I’m just coming back from the ACG in New Orleans. Talking to the equipment manufacturers in particular, they see a very high demand for new channels on land. I have seen quite a number of customers who are worried about plan capacity going into late 2007 to make sure that they have access to the right capacity actually not only in North America where I think the capacity will adjust, but more maybe in the Middle East region.

K. Hallead:

I was wondering if you could give us some of that in percentage terms, whether it’s operating margin percentage terms and kind of give us something to comp that off, so we can get some sense as to where we are maybe now and where you think we might be headed as we go into 2007.

T. Pilenko:

I would say the margin improvement that we have seen over the past couple of years in marine will continue. So whatever improvement you have factored in, you’re going to continue to see that type of improvement in marine certainly well into 2007 and 2008. Land will depend on the quality of the projects. I think the margin on land from a Veritas perspective as a percentage to margin on land has doubled between 2004 and 2005, has doubled again between 2005 and 2006. Now the challenge, which as always been our challenge, is to select the right projects. If we select the right projects, we could continue to see some improvement on land, but I think most of the improvement is going to come from marine and also from data processing, because we should not forget that, as the volumes of data processing are increasing dramatically worldwide, the demand for high-quality processing is increasing. Therefore, we have the ability to maintain or increase prices.

K. Hallead:

Okay. And then just finally, on the land side in North America, has their been ability by the industry or maybe Veritas specifically to push the bulk of their risks now on to the oil companies in terms of weather downtime, etc?

T. Pilenko:

I would say most of the weather downtime is now on the ... company in North America. But let’s face it, I mean the land in North America remains a competitive business. I think this is an area where capacity can adjust relatively quickly, so it’s going to be a competitive business. But I think given the pressure on locating the wells as quickly as possible and developing those fields, identifying those prospects, developing those fields as quickly as possible, I think we are getting a premium for quality operations in North America. In fact, if I look at the customers that are awarding land contracts to us, they’re generally doing that through the concept of an alliance. Therefore, we are, I would say, less sensitive to the stock market competition.

K. Hallead:	Great. Appreciate it. Thank you.

Moderator:	Your next question comes from Thiru Ramakrishnan

T. Ramakrishnan:	Hi, guys. The question I had was on the Veritas Searcher, the one that you’ve replaced with the Veritas Voyager. What type of work was that vessel doing?

T. Pilenko:

The Searcher was a 2D vessel in APAC. The Searcher, she was 25 years old, and we used to own that vessel. We made the decision to replace it with a 2D vessel, which is more capable and faster, which is very important, because the distances are pretty large in Southeast Asia. We are talking about the possibility of doing small 3D surveys with that vessel as well, so it’s a more capable vessel in general, but we had a gap of two months between the decommissioning of the Searcher and the start of the Voyager. The Voyager is under a five-year contract and chartered like all of our vessels now.

T. Ramakrishnan:	And both vessels are doing contract work?

T. Pilenko:	No, the Searcher has been decommissioned.

T. Ramakrishnan:	I guess, when the Searcher was working, was it doing contract work or multi-client?

T. Pilenko:	She was doing contract work. We do not shoot multi-client data in Asia-Pacific.

T. Ramakrishnan:	Got it. The last survey that you guys have completed, was that for multi-client or contract?

T. Pilenko:	With the Searcher?

T. Ramakrishnan:	No, just the Gulf of Mexico wide-azimuth survey.

T. Pilenko:

The wide-azimuth survey that we completed, which was a first in the Gulf of Mexico, as you probably heard, was a contract.  The new survey that we started at the beginning of August this year is, again, a multi-vessel operation, it’s wide-azimuth and it’s also contract.

T. Ramakrishnan:	It’s also contract?

T. Pilenko:	Yes.

T. Ramakrishnan:	What’s the possibility for you guys to start doing multi-client?

T. Pilenko:	The possibilities are a high probability I would say. But when we are ready, we will announce it.

T. Ramakrishnan:

And then last question, which I’m sure you guys get a lot.  Kind of walk us through where you think 3D marine capacity is today and where you think it will be in a couple of years and if that’s a concern at all and, if it’s not a concern, why?  How is demand going to soak up this capacity?

T. Pilenko:	Well, the capacity that we are talking about here is around 3D marine.

T. Ramakrishnan:	Right.

T. Pilenko:

Because the 2D vessels can be used as 2D, they can be used as sole vessels and so forth.  It’s a different market.  So the additional capacity on the 3D is about 20 vessels as compared to 35 a few months ago.  Two things are happening.  One is that demand continues to increase.  We actually see a lot of customers that are postponing projects, which is very good news.  The second thing is that many of our competitors are now coming back to the multi-client business model, and multi-client business model meaning that a significant amount of capacity—and I can’t tell you what it’s going to be; I know what it is for Veritas.  We have had between 40% and 60% of our 3D vessels vindicated to multi-client.  But a significant amount of this capacity is going to come back to a multi-client business model.

The third thing is that we see the emergence of the wide-azimuth market.  As I said earlier, I believe that today there are three projects of this type being shot in the deepwater Gulf of Mexico.  I know that many companies, majors and large independents alike, are talking about wide-azimuth surveys.  You have to realize that wide-azimuth surveys take between four to eight times, depending on the configuration, the time to shoot these surveys.  So when you dedicate a vessel to a wide-azimuth project, you actually shoot a much smaller area in the longer time frame.  I believe this has significant potential.

If you add to that that we also see an increase in the 4D market, many of the vessels that operated in the North Sea this summer were shooting 4D, we believe that we don’t have a capacity problem with the 20 vessels that are coming on stream.  Now our visibility extends, probably for the first time in the industry, well into 2008 and probably the beginning of 2009.  Now what happens beyond 2009 is hard to forecast at this point in time.  But many of the projects that customers are talking about are based on economical thresholds, which are much, much lower than the current price of oil.  So I think those projects will go through.

T. Ramakrishnan:	Great. That’s very helpful. Thanks.

Moderator:	Your next question comes from Daniel Henriques.

D. Henriques:

Hi, good morning.  I have a couple questions.  First of all, you mentioned West Africa being the key driver for multi-client revenues being down year over year.  Is it possible for you to provide us with what would had been your growth rate excluding West Africa?

M. Baldwin:	I can do that. Why don’t we go on to the next question, and I can come back to that, Daniel. It takes just a minute.

D. Henriques:

Sure.  The second question is, this quarter, did you do anything different with regard to land acquisition, because you thought you were selling that business or did you run that operation business as usual?

T. Pilenko:

I would say we ran the operation business as usual, but we had a few ... which were related to preparing for the ... of the business.  Really what happened in Q4 was really related to business as usual, which is the demobilization of crews and equipment from the Artic and Canada and ... and so forth and remobilization of that equipment.  This is why you see this big swing in revenue and profitability between Q3 and Q4 with our land business.  But I would not say that we had managed that business differently.  In fact, it was our interest to keep the business as it is to make sure that whatever future solution would be implemented was the best solution for us as well as the future of our shareholders of the land acquisition business.

D. Henriques:

Okay.  The other question is you mentioned that you think you’re going to have very good returns on multi-client investment.  I’m just wondering, how do you look at payback on that investment?  How should we think about that?  How long would it take for you to recover those investments, do you think?

T. Pilenko:

We look at two things.  First of all, the amount of cash that we’re able to get back in the first year; that’s very important, because you want to make sure that you have a good cash balance.  If you look at the results of our 2005 data libraries or the company as a whole, you’re going to see that a lot of the cash flow has actually been generated by the data libraries.

Now what you also need to look at is the long-term potential of those data libraries.  For example, on land U.S. and Canada, we have noticed and our competitors have noticed that the life of the data libraries is much longer than what people anticipated initially.  A very simple reason is that it’s very difficult to go back and re-shoot some areas because of ...  Now if you take an area like Galveston, for example, we are taking a much more conservative approach, because the risk profile is not the same.  Therefore, in a place like that, we want to have very significant refunding, more than 100%, of our cash cost, if you will, right from the beginning.  We would not shoot any surveys in Galveston if we didn’t meet those conditions.

There is no pre-defined recipe.  It’s survey by survey, it is region by region and based on our knowledge of the region.  But what I can tell you is, given the interest that we’ve seen from customers for new surveys, we believe it is still a very, very good business to be in.  I mean we had a 44% increase last year in multi-client based libraries.  Of the $350 million of data libraries, $200 million were coming from surveys that were acquired in the previous years.  That shows you that these assets, provided you can reprocess them again and again with the latest version, these are a fairly long life.  Our plan as a standard oil company is to really stick to the multi-client business model, which is the best return on investment that we have had.

D. Henriques:	Okay, great. Thank you.

M. Baldwin:

Daniel, I have that information.  Our multi-client as reported was up 2% quarter over quarter without subtracting out both years quarter for offshore West Africa.  It would have been up 17% without offshore West Africa.

D. Henriques:	Seventeen percent year over year?

M. Baldwin:	Yes, fourth quarter to fourth quarter, Daniel.

D. Henriques:	Okay, great. Thank you so much.

M. Baldwin:	You’re welcome.

Moderator:	Your next question comes from Wolf Tavet.

W. Tavet:	Good morning, gentlemen. This is Wolf here.

M. Ingle:	Good morning, Wolf.

W. Tavet:

Good morning.  Some questions here.  I’ll start with you are telling that you expect revenue to grow north of 20% in 2007 versus 2006.  What kind of assumption have you based this estimate on regarding oil and gas prices?

T. Pilenko:

Very good question, Wolf.  I can tell you one thing, whether the gas price is 25, 60 or 80, our activity would probably be exactly the same, for two reasons.  First of all, many of these projects are already committed and are ongoing.  We’re almost one quarter in the year.  Secondly, the threshold that our customers are using to evaluate whether a projects economical or not is much, much lower than the current price of oil.  In fact, that’s a guestimate and everybody would have a different answer here.  But I think we will start to see a pullback on exploration if we were to go back to maybe the $35 to $40 type of range.  That will happen over time; the pullback would happen over time.

Now what we start to see happening is that on land, on shore in particular, in gas-rich provinces, there is a little bit of a pullback on drilling, but not on seismic.  In fact, we continue to see companies, as I said earlier, that are buying land, securing mineral rights in the foothills of Canada, onshore, onshore U.S., in the Rockies, in gas-rich provinces.  They may not be drilling now or they may be postponing the drilling, but they are still looking at seismic.  So we have been a little bit off-cycle.  Seismic started to pick up much later than the rest of the services.  The reason for which it’s picking up is because of reserve replacement, and that’s less sensitive to the price of oil.  That’s what I believe.

W. Tavet:

One question regarding capacity.  You mentioned that we have numerous vessels currently under construction.  I definitely agree that both demand more focused on MC, wide-azimuth and all these things, we’ll be able to absorb the capacity, at least the next couple of years.  But if you look at the players adding capacity to the market, it’s clearly that most of the capacity now being added back to the market is maybe from players controlling less than 20% of the total seismic market today.  So what is clear is that, for the next two and a half, three years, if you look at the new builds adding to the market, clearly both you, CGG, PGS, ... will lose market share.  My question is will your ... assets with delivery from competitors in ‘07/’08 or will you order new builds with delivery in 2009 and onwards as a strategy to keep your market share going forward?

T. Pilenko:

Wolf, what I can tell you is what we would be doing as Veritas standalone, I would combine CGG/Veritas Company with a larger fleet, we may have a slightly different strategy.  Let’s be clear on that.  Equipping a vessel with four, six or ten streamers doesn’t make a seismic company.  What makes a seismic company is the technology.  Adding the assets is important, but what is much more important is having the capacity to design innovative service for the future.  We are very clear on that.  Those new players are not seismic companies.  They are vessel owners that are converting vessels or building vessels with streamers on the back.

Now we are in a phase where I believe it makes sense for companies like Veritas to look at what new builds or conversions could offer, because market prices are still very good for acquiring this capacity I would say organically from builders or from vessel owners.  Now in the future, if capacity increases rapidly and if there are today’s market pressure, then there’d be further consideration with these smaller players.  I think this is probably what they are betting on, but I think the dynamic, as I told you, is not just going to be around marine.  It’s going to be around data libraries, it’s going to be around innovative surveys, it’s going to be around the capacity to do processing.  More and more companies are asking us to combine processing and acquisition ... in marine, so I think it’s important to know that.

W. Tavet:

One other thing you mentioned wide-azimuth, it takes four to eight times longer time to collect data in the same region.  What regarding vessel sensitivity; I just wonder about configuration, if it’s also four to eight times more streamer capacity you need to shoot wide-azimuth versus a regular survey.

T. Pilenko:

No.  In general, you use a standard acquisition vessel, but obviously you use more source vessel.  In fact, I think the pressure may be coming in the future not necessarily on the acquisition vessels, but on the source vessels.  The race is going to be also around the ability to secure source vessels.  There are different geometrical configurations that allow you to use more or less source vessels.  But the main acquisition vessel is a standard 8- to 12-streamer vessel.

W. Tavet:	If I could add just one housekeeping question regarding the Voyager. Was it two months delayed? Did you expect a direct overlap with the Searcher? If yes, what was the reason?

T. Pilenko:

Of course, we would have loved to decommission the Searcher and have the Voyager operating the day after.  But when we started the Voyager project, this was more than a year ago, because it takes time to put a vessel in motion.  I would say these were just delays in the yard and so forth, delays on the vessel itself.  When we decided to build the Voyager, we had a plan and, over a year, we slipped by a month and a half or something.

W. Tavet:	Thank you very much for all the answers. Good luck for the future, and I believe you will see more of this 20% growth next year.

M. Baldwin:	Thanks, Wolf.

T. Pilenko:	Thank, Wolf, but you know we are conservative.

W. Tavet:	I know. Take care.

Moderator:	Your next question comes from Stephanie Susan.

S. Susan:

Hello, good morning.  Just one question on your fourth quarter.  My feeling is that your performance in the contract business, both land and marine, has deteriorated this quarter versus the same quarter last year.  You have given some information on prices that it should have improved ... particular for the performance this quarter in the contract business?

T. Pilenko:

Our performance on the ... side has not deteriorated ... actually we have seen an improvement in margin ... We went from a loss last quarter ... $14 million difference in the operation between the two quarters, and we have seen improvement in all lines.  Now we could have had a slightly better quarter if we had the two months of the Voyager, but I would not say that.

M. Baldwin:

I would comment that we have a traditional seasonal decline if you look at third quarter revenue and margin from the contract business due to the de-mo that Thierry talked about in our land business, which is seasonal.  It happens every year.  Year over year, our margins in the contract business did improve.

S. Susan:	Okay. So, in fact, you would qualify this quarter as something normal and usual for fourth quarter?

M. Baldwin:

Compared to the third quarter, yes.  If you go back and look at our last two years, when you look at third quarter revenue compared to fourth quarter, I guess two years ago our decline on revenues third quarter to fourth quarter was 24%.  Last year it was 21%.  This year it was 23%.  So that seasonal decline, which is not only the normal demobilization of some of our land crews, it also reflects the fact that our third quarter has some higher levels of multi-client due to the seasonality where our customers are buying at the beginning of their calendar years.  Our fourth quarter season trends were normal compared to prior years.

S. Susan:	Okay. But was consensus in the U.S. on your fourth quarter much higher than the $12.4 million you reported?

M. Baldwin:	Yes.

S. Susan:	So you think the mismatch between consensus and what you ... was ... on multi-client more than--

T. Pilenko:	What I can say here, we are not in the business of building consensus.

S. Susan:	Yes, I know.

T. Pilenko:

...in the business of seismic.  Quarter-to-quarter ... was something we expected.  The seasonality is not going to change.  Winter is going to finish at the end of April in Alaska, and we will be demobilizing next year in May.  In fact, some of the questions that we are getting this quarter, we got exactly the same questions last year about the fourth quarter.  There is a seasonality.  There’s one exception that is there, which is the Searcher decommissioning.  That’s a one-time event, and all the rest ...  Now the consensus has sometimes difficulties to see our good quarters and to ... our weaker quarters.

M. Baldwin:

I would also point out that, year over year, our fourth quarter revenue increase, again, looking at fourth quarter fiscal ’06 compared to fourth quarter ’05, was up 30% and it was right in line with the overall annual revenue increase of 30%.  So the trends, both the seasonal declines from third quarter and year-over-year revenue growth are right in line with what we’ve seen in the past.

S. Susan:	Okay. On your multi-client ... guidance for 2007, you said $250 million, $300 million. On ... cap ex, what did you say for the guidance for 2007?

M. Baldwin:

Let me get that.  I think it was $200 million to $240 million, but let me confirm that briefly.  One moment, please.  Yes, guidance for cap ex is $200 million to $240 million.  I will point out, as I mentioned earlier, once we’re legally able to look at putting together a combined plan with CGG, we’ll refine those numbers, but right now that’s the range we’re keeping.

S. Susan:	I think the ... cap ex was $68 million this year.

M. Baldwin:	Yes.

S. Susan:

But what’s the reason for a jump to $240 million?  You have mentioned the $52 million for the new Viking vessel for 2007, I think, or for the equipment of the Veritas vision, but what’s the rest?  I think even the year before you were $62 million, so you were coming from $60 million, $67 million to $240 million.  Can you explain the difference?  Of course, there is a $52 million ... for the new vessel, but where is the rest coming from?

T. Pilenko:

The bulk of it is going to be marine.  We are going to equip a number of our vessels with a sensitive system and, also, we’re going to equip source vessels for wide-azimuth acquisition.  I believe in our next quarter we’ll be able to be more precise on this equipment that we plan to have in our marine.  Do you have anything to add, Mark?

M. Baldwin:	No, that’s fine.

S. Susan:	And one last question. When you said you have some visibility for 2008, do you mean you have already signed some marine contracts for 2008 or you’re just thinking about prospects?

T. Pilenko:

Actually we try not to sign contracts for 2008.  It may sound difficult to understand, but we try not to sign those contracts for 2008, because I believe that the pricing momentum in 2008, so you want to be closer to that when you sign those contracts.  Now what we do know is that many of our customers are talking about projects for 2008.  I haven’t seen yet in the industry, but I may be wrong, but I haven’t seen yet customers taking vessels on term contracts for say one year or two years, but I’ve certainly seen a number of customers talking about it.

The reason for which we are not trying to necessarily at Veritas capture those long-term contracts is because we want to keep the flexibility between multi-client and contract.  If you tie up your resources on long-term contracts, you may be stuck when you see a multi-client opportunity, and you may not be able to allocate ... obviously.  You may not be able to allocate those vessels to multi-client.  So we will keep that pressure on our operations to keep the flexibility to contract with multi-client.

S. Susan:	Okay, thank you.

Moderator:	Your next question comes from Pierre Connor.

P. Connor:	Good morning, everyone. Thierry, good answers. Mark, thank you on West Africa, but I a little further wanted to ask. You indicated you thought interest in multi-client sales in the Niger delta would return. What kind of time period were you speculating?

T. Pilenko:

I would say in the next couple of years.  Let me describe a little bit of what happened.  In Nigeria, there’s always uncertainty around election periods.  Some of the ... deeper water of the Niger delta has been allocated to companies that don’t seem to have the capacity to explore them and develop them.  It’s my understanding that there are negotiations ongoing where larger companies are discussing the possibility of taking those things over or getting into partnerships.

P. Connor:	Farm in.

T. Pilenko:

Yes, farming in.  I don’t have all the details here, but there is definitely continuous interest in this part of the Niger delta.  What we see on the seismic data is that this deeper water of the Niger delta still presents a lot of geological interest.  This is amazing how the geology of the deep water is better understood now and there are very interesting potential reservoirs over there.  I think it’s just a matter of time, and that goes back to what Mark was saying before that we don’t see a risk of any impairment.  But our exposure to Nigeria is relatively small anyway.  It’s just timing.

P. Connor:

What would be the timing for development of some activity in something think that?  As I understand it, Equator ... has some licensing rounds in the short term here that have criteria for minimum amounts of 2D and 3D to be shot on those.  Once those licenses are granted, is this a couple of years to develop or could you give us your perspective of the timing to when that actually develops into firm contracts?

T. Pilenko:

Well, if we are talking about seismic contracts, I think what’s probably going to happen is what we have seen in the past; there may be opportunities for multi-client and we may see a good shoot.  That could develop in the next couple of years; you’re absolutely right.  Talking about drilling or exploitation, that may take much longer.

P. Connor:

Absolutely.  Let me ask further about more strategy on backlog, marine specifically.  What are the criteria by which you would want to increase the backlog or what limits you from doing that?  Is it an issue of you don’t want to award contracts where you see a rising price environment?  Is it your particular capacity and not necessarily an interest from customers to contract that far in advance; they’d rather see the additional capacity?  What are your decision criteria on adding to or not?  I realize it’s not the major driver of the business, but just the perspective of how you think about it.

T. Pilenko:	I wouldn’t want to talk about adding capacity at this point in time, because I think what we have is adequate. I know that some of our teams in the field would like to have more vessels to shoot more multi-clients, but what we have is adequate as Veritas standalone, obviously.  So we are not thinking about adding capacity.  What we are thinking about is always making sure that we have the state-of-the-art technology on our vessels, because we get some pricing advantage when we have that.  That’s why we are upgrading to ... system, for example.

P. Connor:	Thierry, I’m sorry, but relative to adding to the backlog. How do you think about that?

T. Pilenko:

Adding to the backlog, I would say that would be purely based on economy.  Today we continue to have returns on multi-client which are better than contracts.  It’s getting closer, but it’s better than contract.  So if a customer came to us and said, “I want a vessel for one year at a return which is close to what we would be getting on multi-client,” yes, we would certainly look at it.

We have and we have had for the past three years, and I think this is what made us very attractive, we have had a very focused strategy on multi-client and we want to keep that flexibility.  Now obviously when the contract market goes up to the profitability of multi-client, we have to rethink the way you look at your assets.  But we are still in a period where we can take advantage of improvement on both sides.

P. Connor:	Okay. That’s helpful, Thierry. This one may be for Mark.

T. Pilenko:

Sorry, I just want to add one thing to that.  We would certainly consider long-term contracts when we have ... technique, such as wide-azimuth.  In fact, this is what we are currently doing.  We have a longer-term contract for wide-azimuth that we probably have for any other standout acquisition, but it’s because it’s innovative and differentiated.  I hope that answers your question.

P. Connor:

That does, thank you.  This may be for Mark.  You mentioned that the quarter was impacted by a higher percentage of current multi-client on a year-on-year quarter basis comparison.  Is there any quantification to that, Mark, to help us think about what that did to margins and revenues?

M. Baldwin:

Every quarter is different to mix, because even though you might have a lower percentage as we did this time in late sales or shelf sales, as we call them, versus the in-process sales.  The next question is how much of those late sales are zero cost sales.  So every quarter is different.  As we look at the margins, for multi-client, fourth quarter of ‘06 versus fourth quarter of ‘05, even with that different mix, i.e., a higher percentage in-process, our margins were, year over year, up in multi-client, up reasonably substantial.

P. Connor	Correct me here, if I’m wrong, but would it be safe to say, had there been more shelf sales, would the margin had been decreased even more?

M. Baldwin

Yes, absolutely.  Another way to say it here is our multi-client margins in the fourth quarter of ‘06 were actually less than third quarter of ‘06, again because of that mix, as we talk about.  But year over year is a better way to compare, and our margins were up substantially year over year in multi-client.

P. Connor

Okay, thank you.  That is helpful, Mark.  Actually I’m sorry, one last for Thierry.  I understand geographically land acquisition between yourself and CGG, but also, as I appreciate potentially it’s a different strategy in the acquisition that is to subcontracting to local acquiring companies, do you see that you would change your strategy on land acquisition at all, if that’s right?

T. Pilenko

I think it’s very tough.  We’ve already changed our strategies in August, which was to stay in the land acquisition business in view of what was going to happen with the CGG merger.  I can’t talk about the future of CGG/Veritas in a lot of details, because we have not built a combined plan.  However, what I had the opportunity to see through the different public information that CGG has provided is that they went into a lot of local partnerships, particularly in the Middle East and North Africa.  For them, this has definitely been a success, because they’ve seen an improvement in their financial performance and operational performance for this type of partnership.

Now we are mostly located in North America.  I think opportunities for partnership would be different here.  I would probably look at partnerships to maybe shoot multi-client data libraries if we had more projects that capacity to do it.  But I don’t think the joint venture model in North America is as powerful as it would be in areas where you have the need to high employment and the control of national oil companies.  I think the combined CGG/Veritas company will probably maintain the two strategies alive.

P. Connor	Very good. Thank you so much, gentlemen.

Moderator	Your last question comes from Martin Nystrong.

M. Nystrong

Hi.  I just have a question regarding your multi-client.  Looking at your peers, especially TGS-NOPEC that delivered pretty much growth the last two years growth, looking at your figures, your multi-client, marine was down from last quarter and the second quarter and the first quarter.  Was this only related to West Africa or could you please explain something regarding that?

M. Baldwin

The fourth quarter was all related to West Africa, the fact that we had sales last year and had virtually no sales in this year’s fourth quarter.  If I look at the full-year marine multi-client for Veritas, our full-year marine multi-client was up 44% year on year.  So our multi-client model I think is very much in tact.

M. Nystrong

And just another quick question.  Could you say anything regarding your strategy with respect to pre-funding?  Which areas in the world do you want to have pre-funding above 100%?  Can you say anything regarding how the pre-funding is accelerating?  Is it going up or is pretty much in line with what you’ve seen in the last 6 or 12 months?

T. Pilenko

It’s an interesting question, because it’s at the core of the strategy of companies ... and multi-client.  And I can tell you one thing with pre-funding.  Something that you need to be very careful about is not to be ... and not to put a threshold which would be applicable worldwide.

I’ll give you an example, on land, onshore Canada, we are acquiring data on a trend that we know very well, where we know customers very well.  When we have the opportunity to start shooting, we just start shooting.  That could be with very little pre-funding.  But in this current environment, we generally see between 70% to 80% of the service costs being recouped in the first year.  So you can take ... and allow a lower pre-funding there.  In the deepwater Gulf of Mexico, you would probably go with around 50% to 60%.  In a place like Galveston, as I said before, I would not shoot a single shot before I am 100% pre-funded.  So it all depends on your risk levels.

Now coming back to your previous question about growth quarter on quarter on multi-client, what I’d like to say is that many of our sales are large sales.  We can’t really be compared to some of our competitors that have a lot of, for example, 2D data and smaller sales ... that’s why you have some quarters where you have extremely strong sales, because one big sale can make a swing from quarter to quarter.  This is because we are positioned in areas where many of the big players are deepwater Gulf of Mexico, Central North Sea and, even Canada land in the foothills, this is more an area for the larger players, so they buy data in bulk.

M. Baldwin

Martin, I need to correct.  I said 44%.  That is total multi-client year-over-year is up 44%.  Marine was up 27%, even despite the fact that our offshore West Africa was down substantially.  Total marine year over year was up 27%.

M. Nystrong

Just a follow-up question.  You mentioned source vessels.  Can you say anything regarding the multi-source vessel?  I believe the main driver for this is ... also wide-azimuth.  But can you say anything regarding the demand for these source vessels and how you see the market balance?

T. Pilenko

I’m not sure I’m very qualified to quantify this market for source vessels, because almost any vessel can be converted into a source vessel, provided you find the right equipment and you order the right sources inside.  But what I can tell you is that yes, it is an important element to be successful in the wide-azimuth market.  I believe we have secured the capacity that we need for our plan.  That’s all I can say about that.  It’s definitely something that could ... for maybe some of our competitors.

M. Nystrong	Thank you, guys.

M. Baldwin	You’re welcome.

Moderator	At this time, there are no further questions. Mr. Pilenko, are there any closing remarks?

T. Pilenko	Thank you very much, and I’m looking forward to talking to you on December 6th. Thank you.

Moderator	This concludes today’s conference call. You may now disconnect.